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                                                                   EXHIBIT 4.1.2

                    AMENDMENT NO. 1 TO BULLDOG HOLDINGS, INC.
                           2001 EQUITY INCENTIVE PLAN

         This Amendment No. 1 (this "Amendment") to the Bulldog Holdings, Inc. 2001 Equity Incentive Plan (the "Plan"), is effective as of _____________, 2003.

         1. Amendment. Section 4(a) of the Plan is hereby amended by deleting such Section in its entirety and replacing it with the following:

         "Subject to adjustment under Section 12, the maximum aggregate number of shares of the Company's Common Stock that may be issued under this Plan shall be 50,180,955 shares. To avoid confusion, each share of the Company's Common Stock issued on or prior to July 10, 2001 (the date of the Company's reverse stock split) shall be deemed to be an issuance of .652363 of such share."

         2. Continuing Effect of the Plan. This Amendment shall not constitute a waiver of amendment of any provision of the Plan not expressly referred to herein. Except as expressly amended or modified herein, the provisions of the Plan are and shall remain in full force and effect. From and after the date hereof, all references made in the Plan to "the Plan" and "this Plan" shall be a reference to the Plan as amended by this Amendment.